Exhibit 10(iii)A(50)

Vernon J. Nagel Chairman, President and Chief Executive Officer Acuity Brands, Inc.	1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309-7676 Tel: 404 853 1413 Fax: 404 853 1411

vern.nagel@acuitybrands.com

www.AcuityBrands.com

August 1, 2005

Mr. John K. Morgan

1074 Robin Lane

Atlanta, GA 30306

Dear John:

This amended and restated letter agreement (“Agreement”) sets forth the terms and conditions of your employment with Acuity Brands, Inc. (“Acuity”) and Acuity Lighting Group (“ALG”) (Acuity and ALG are sometimes referred to collectively hereinafter as the “Company”) and your election as President and Chief Executive Officer of ALG, effective at the close of business on July 29, 2005 (“Effective Date”). As of the Effective Date, this Agreement shall supersede and replace in its entirety the employment letter, dated June 24, 2004, between you and Acuity. After you have reviewed the terms and conditions of this letter, please sign below to signify your acceptance.

1. Title and Responsibilities. Effective as of the Effective Date, you (hereinafter “Executive”) will serve as President and Chief Executive Officer of ALG and an Executive Vice President of Acuity (a member of the Acuity Leadership Team) and will report to Vernon J. Nagel, as Chief Executive Officer of Acuity. Executive shall have such duties, responsibilities, and authority as are commensurate with such positions, as established by corporate law or Acuity’s governance documents or delegated to him from time to time by the Chief Executive Officer and the Board of Directors of Acuity (“Board”). Executive accepts the duties described above and agrees to render his services for the term of this Agreement.

2. Term. This Agreement shall commence as of the Effective Date and continue in effect until either party gives notice to the other of termination (the period of this Agreement is hereinafter referred to as the “term of this Agreement”). Either party may terminate this Agreement for any reason and at any time with or without cause and with or without advance notice, subject to Executive’s and Acuity’s rights under any severance agreement relating to Executive’s termination of employment.

3. Extent of Services. Executive agrees that during the term of this Agreement he will devote his full working time and requisite energy and skill to the diligent performance of Executive’s duties. With the consent and the assistance of the Board, Executive may serve on the board of directors or board of trustees of other companies or institutions, provided, however, that approval of the Board shall be required as set forth in Acuity’s Corporate Governance Guidelines, as they may be revised from time to time.

Acuity Brands Lighting	Acuity Specialty Products
Lithonia Holophane Peerless Hydrel	Zep Selig Enforcer

August 1, 2005

4. Consideration. As consideration for the services performed by Executive pursuant to this Agreement and the restrictive covenants in Paragraph 5, Acuity will compensate Executive during the term of this Agreement as follows:

4.1 Base Salary. Commencing on the Effective Date, Executive will be entitled to an annual base salary of $500,000, subject to periodic review and change by the Compensation Committee. Executive’s base salary will be payable in accordance with Acuity’s regular payroll practices for executives as in effect from time to time.

4.2 Benefits. Executive will be entitled to participate in all employee benefit plans and perquisites of Acuity in effect from time to time (including health, life, disability, dental, and retirement plans) in which executive officers of Acuity are entitled to participate.

4.3 Annual Incentive. Executive will be eligible for an annual incentive payment in accordance with the Management Compensation and Incentive Plan (the “Incentive Plan”) and the Plan Rules thereunder in effect for each year. Pursuant to Plan Rules: (a) the amount of the incentive payment will be determined by ALG’s overall financial performance and Executive’s individual performance, and (b) Executive’s target bonus will be 60% of base salary for the fiscal year ending August 31, 2006. Executive’s target bonus for future years will be determined by the Board. The Incentive Plan and the Plan Rules thereunder may be modified at any time in Acuity’s sole discretion, subject to any applicable shareholder approval requirements.

4.4 Stock Options. As of the Effective Date, Acuity has granted Executive options to acquire 160,000 shares of Company Stock which will vest annually over 4 years commencing one year from the grant date, such that the options will be fully vested upon the fourth anniversary of the date of grant. This Stock Option grant is subject to the additional terms and conditions set forth in a separate Stock Option Agreement, which will be consistent with the agreements for other executive officers except as otherwise provided herein.

4.5 Severance Agreement. Executive’s Severance Agreement with Acuity, dated as of January 20, 2004 (“Severance Agreement”), will continue in effect and will be amended to reflect Executive’s new title and responsibilities under this Agreement and to delete restrictions related to the business of Acuity Specialty Products. Executive and Acuity will enter into such amendments to the Severance Agreement (or an amended and restated Severance Agreement) as may be necessary to reflect the changes in this Paragraph 4.5

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4.6 Change in Control of Acuity. Executive will continue to be covered by the Severance Protection Agreement, dated as of November 30, 2001 (“SPA”), with Acuity, which shall be amended in the manner provided in the amendment to the Severance Protection Agreement attached hereto (the “SPA Amendment”).

4.7 Supplemental Retirement Benefits. Executive will continue to be covered by the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (“SERP”) and the Acuity Brands, Inc. Supplemental Deferred Savings Plan. Executive agrees that if he is entitled to a payment based upon the crediting of additional service under the SERP pursuant to Section 3.1 (d) of the SPA (as amended by the SPA Agreement) and such service is also separately credited under the SERP, his retirement benefit under the SERP shall be reduced in an equitable manner to reflect the payment under Section 3.1(d) of the SPA.

4.8 Director and Officer Insurance. During the term of the Agreement and for a period of three (3) years after Executive’s termination of employment, Executive shall be entitled to director and officer liability insurance coverage for his acts and omissions while an officer or director of Acuity and ALG on a basis no less favorable to Executive than the coverage provided to then current officers and directors.

4.9 Legal Expenses. Acuity shall promptly pay the reasonable legal fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement, the Stock Option Agreement and the amendments to the Severance Agreement and the Severance Protection Agreement.

4.10 Supplemental Payment. If, during the three-year period commencing on the Effective Date, Acuity elects as its President an individual other than Vernon J. Nagel or Executive (the date of such election is hereinafter referred to as the “Election Date”), Executive shall be entitled to receive a lump sum payment of $500,000 (subject to all applicable withholding taxes), on the date six (6) months after the Election Date (such date is hereinafter referred to as the “Retention Date”), provided that Executive must remain employed by Acuity or ALG until the Retention Date to receive the payment under this Paragraph 4.10. The payment under this Section 4.10 shall be made within five (5) days after the Retention Date.

If the Executive is eligible for the payment under the preceding paragraph, but his employment is terminated under circumstances that entitle him to benefits under Section 3.1 (b) of the SPA or Section 4 of the Severance Agreement, less than six months after the Election Date, the Executive shall be entitled to receive the compensation and benefits provided pursuant to Section 3.1(b) of the Severance Protection Agreement or Section 4 of the Severance Agreement and not the payment under the preceding paragraph.

August 1, 2005

5. Confidentiality, Non-Solicitation and Non-Competition. In consideration of the compensation and benefits provided pursuant to this Agreement, Executive agrees that during the term of his employment by the Company and for the one year period following his termination of employment with the Company, Executive shall comply with the non-competition, non-recruitment and non-disclosure restrictions attached hereto as Exhibits A, B and C, respectively (the “Restrictive Covenants”), provided, that if Executive is terminated by the Company without Cause or Executive terminates his employment for Good Reason under circumstances that entitle Executive to receive compensation and benefits under the Severance Agreement, the restrictive covenants in Section 5.1 of the Severance Agreement shall apply to Executive after termination of employment and not the Restrictive Covenants as defined above. The Company and Executive recognize that Executive may experience periodic material changes in his job title and/or to the duties, responsibilities or services that he is called upon to perform on the behalf of Acuity and ALG. If Executive experiences such a material change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit A hereto reflecting such material change. Moreover, in the event of any material change in corporate organization (including, without limitation, spin-offs, split-offs, or public offerings of subsidiaries’ stock) on the part of the Direct Competitors set forth in Exhibit A hereto, the parties agree to amend Exhibit A, as necessary, at the Company’s request, in order to reflect such change. Upon execution, any such written modification to Exhibit A shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Executive Services or Direct Competitor set forth in Exhibit A hereto, as applicable.

6. Assignability. This Agreement is binding on Acuity and ALG and any successors of Acuity and ALG. Acuity and ALG may assign this Agreement and their rights under this Agreement in whole or in part to any corporation or other entity with or into which Acuity or ALG may merge or consolidate or to which Acuity or ALG may transfer all or substantially all of its respective assets. Acuity and ALG will require any successor by merger or consolidation or transferee of all or substantially all of its assets, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Acuity and ALG would be required to perform it if no such succession had taken place.

7. Amendment, Waiver. No provisions of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by Executive and such officer or officers as may be specifically designated by the Board to sign on their behalf. No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the United States where applicable and otherwise the substantive laws of the State of Georgia.

August 1, 2005

9. Construction of Agreement. It is the intent of the parties that if any covenant or other provision hereof is determined to be unenforceable in any part, that portion of the Agreement will be severed or modified by the Court so as to permit enforcement of the Agreement to the extent reasonable. It is agreed by the parties that the obligations set forth herein will be considered to be independent of any other obligations between the parties, and the existence of any other claim or defense will not affect the enforceability of this Agreement. Except as otherwise expressly provided herein, all of the consideration to be provided to Executive hereunder shall be paid or otherwise provided on and in accordance with and subject to Acuity’s and ALG’s standard policies, practices, terms and conditions applicable from time to time under Acuity’s plans, programs, agreements and arrangements relating to compensation and benefits of the type agreed to be provided, including without limitation the terms and conditions of Acuity’s standard forms of stock option or other applicable executive compensation agreements. Without limiting the foregoing, any and all benefit plans or other plans, programs, agreements and arrangements may be modified, amended, replaced or terminated at Acuity’s sole discretion unless otherwise expressly provided therein or herein.

Sincerely,

ACUITY BRANDS, INC.

By:	/s/ Vernon J. Nagel
Vernon J. Nagel, Chairman, President and Chief Executive Officer

August 1, 2005

I, John K. Morgan, have thoroughly read the terms and conditions contained in this letter pertaining to my employment by Acuity Brands, Inc. and Acuity Lighting Group. I fully agree to be bound by these terms and conditions, including the Restrictive Covenants set forth in Paragraph 5.

/s/ John K. Morgan	9/26/05
John K. Morgan	Date

August 1, 2005

EXHIBIT A

TO ACUITY BRANDS, INC.

AGREEMENT WITH JOHN K. MORGAN

DATED AS OF AUGUST 1, 2005

NON-COMPETITION COVENANT

1.	DEFINITIONS

Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Agreement. In addition, the following terms used in this Exhibit “A” shall have the following meanings:

(A) “Direct Competitor” means the following entities: (1) Cooper Lighting, Inc.; (2) Genlyte Thomas Group LLC; (3) Juno Lighting, Inc.; and (4) Hubbell Lighting, Inc., as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the United States of America, but only to the extent each engages in the manufacture and/or sale of one or more of the following classes of products: lighting fixtures, electric linear modular lighting systems comprised of plug-in relocatable modular wiring components, emergency lighting fixtures and systems (comprised of exit signs, emergency light units, back-up power battery packs, and combinations thereof), battery powered lighting fixtures, electric lighting track units, hardware for mounting and hanging electrical lighting fixtures, LED replacement light emitting diode tubes, aluminum, steel and fiberglass fixture poles for electric lighting, water pumps, drum faucets, light fixture lenses, sound and electromagnetic wave receivers and transmitters, flexible wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings), emergency lighting unit inverters, electrical lighting controls, electrical dimming controllers and light switches for electric fixtures, dimming units (comprised of cabinets, control stations and wiring for control of electrical lighting fixtures and electric loads), electronic sensing devices (namely, ultrasonic occupancy sensors and range extenders for lighting energy management), or lighting control systems (comprised of dimmers, low voltage switches, programmable lighting controllers, lighting energy management occupancy sensors and timers, and range extenders for energy management);

(B) “Executive Services” means those principal duties and responsibilities that Executive performs on behalf of the Company during his employment, as of the date hereof, as Chief Executive Officer of Acuity Lighting Group and Executive Vice President of Acuity Brands, Inc., in which capacity Executive: (1) serves as a member of a group of Executives

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responsible for a multi-profit center organization, with responsibility for the profitability of two or more distinct profit centers; (2) develops, coordinates and executes efforts directed towards enhancing branding, marketing, and business development capabilities; (3) works to develop strategic customers and key channels of distribution; (4) coordinates with departmental heads concerning material business issues; (5) analyzes operations to pinpoint opportunities and areas that may need to be reorganized, down-sized, or eliminated; (6) confers with other Executives to coordinate and prioritize planning concerning material business issues; (7) studies long-range economic trends and projects prospects for future growth in overall sales and market share, opportunities for acquisitions or expansion into new product areas; (8) serves as a member of the Acuity Leadership Team, reviewing, discussing, evaluating, and participating in decisions concerning material business and management issues, cost structures, sales and growth opportunities, crisis management, strategic prospects, personnel issues, litigation matters, leadership goals, and performance targets; and (9) provides support and analysis for key leadership analysis requirements; and

(C) “Restricted Period” means a period of one (1) year following termination of Executive’s employment with the Company, other than a termination by the Company without Cause or by Executive for Good Reason (both as defined in the Severance Agreement).

2.	ACKNOWLEDGEMENTS

Executive acknowledges that during the period of his employment as Chief Executive Officer of Acuity Lighting Group and Executive Vice President of Acuity Brands, Inc., he has and will render executive, strategic and managerial services, including the Executive Services, to and for the Company throughout the United States, which are special, unusual, extraordinary, and of peculiar value to the Company. Executive further acknowledges that the services he performs on behalf of the Company, including the Executive Services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United States. Executive further acknowledges and agrees that: (a) the Company’s business is, at the very least, national in scope; (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of the Company; and (c) should Executive engage in or threaten to engage in activities in violation of these restrictions, it would cause the Company irreparable harm which would not be adequately and fully redressed by the payment of damages to the Company. In addition to other remedies available to the Company, the Company shall accordingly be entitled to seek injunctive relief in any court of competent jurisdiction for any actual or threatened breach by Executive of the provisions of this Exhibit A. Executive further acknowledges that he will

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not be entitled to any compensation or benefits from the Company or any of its affiliates in the event of a final non-appealable judgment that he materially breached his duties or obligations under this Exhibit A.

3.	NON-COMPETITION

Executive agrees that while employed by the Company and for a period equal to the Restricted Period thereafter, he will not, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), engage in, provide or perform any of the Executive Services on behalf of any Direct Competitor anywhere within the United States. Nothing in this provision shall divest Executive from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

4.	SEPARABILITY

Executive acknowledges that the foregoing non-competition covenant is a separate and distinct obligation of Executive and is deemed to be separable from the remaining covenants of the Agreement and its various exhibits. If any of the provisions of the foregoing covenant should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law. If any particular provision of the foregoing covenant is held to be invalid, the remainder of the covenant and the remaining obligations of the Agreement and its various exhibits shall not be affected thereby and shall remain in full force and effect.

August 1, 2005

EXHIBIT B

TO ACUITY BRANDS, INC.

AGREEMENT WITH JOHN K. MORGAN

DATED AS OF AUGUST 1, 2005

NON-RECRUITMENT COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit “B” shall have the following meanings:

(A) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(B) “Restricted Period” means a period of one (1) year following termination of Executive’s employment with the Company, other than a termination by the Company without Cause or by Executive for Good Reason (both as defined in the Severance Agreement).

2.	NON-RECRUITMENT COVENANT

During the Restricted Period, the Executive will not, directly or indirectly, for himself or on behalf of any other Person, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any management-level employee of the Company or the Company’s business unit in which the Executive was employed (if applicable) to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period or at will.

3.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in Exhibits A and C to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

August 1, 2005

EXHIBIT C

TO ACUITY BRANDS, INC.

AGREEMENT WITH JOHN K. MORGAN

DATED AS OF AUGUST 1, 2005

NON-DISCLOSURE COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit “C” shall have the following meanings:

(A) “Trade Secrets” means information, without regard to form, relating to the Company’s business which is not commonly known by or available to the public and which derives economic value, actual or potential, from not being generally known to other persons and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers.

(B) “Confidential Information” means information of the Company which is non-public, proprietary and confidential in nature but is not a Trade Secret.

(C) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(D) “Restricted Period” means a period of one (1) year following termination of Executive’s employment with the Company, other than a termination by the Company without Cause or by Executive for Good Reason (both as defined in the Severance Agreement).

2.	NON-DISCLOSURE COVENANT

The Executive will not, directly or indirectly, for himself or on behalf of any other Person, use for the Executive’s own benefit or disclose to any other party, any Trade Secrets or Confidential Information of the Company; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency

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of competent jurisdiction, provided, further that in the event disclosure is required by such an order or subpoena, Executive shall promptly notify the Company prior to making any such disclosure so that the Company may seek an appropriate protective order to protect its interests. The foregoing confidentiality obligations shall continue (A) with respect to all Trade Secrets, at all times so long as such Trade Secrets constitute trade secrets under applicable law, and (B) with respect to all Confidential Information, at all times during the Restricted Period.

3.	SEPARABILITY

The Executive acknowledges that the foregoing covenant, as well as each of those covenants set forth in Exhibits A and B to the Agreement, is a separate and distinct obligation of the Executive and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.